Exhibit 99.1

For Immediate Release: March 5, 2013

Jennifer Nahas

Vice President, Marketing

Griffin Capital Corporation

jnahas@griffincapital.com

Office Phone: 949-270-9332

Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT Closes on $105.6 Million Portfolio Refinancing of Eight Assets

El Segundo, Calif. (March 5, 2013) – Griffin Capital Corporation (“Griffin Capital”) announced today, on behalf of Griffin Capital Essential Asset REIT, Inc., the closing of a portfolio financing of eight assets with a subsidiary of Guggenheim Partners, LLC, in the principal amount of $105.6 million. The financing proceeds were used to pay down a portion of the REIT’s $175 million revolving credit facility.

This 10-year first mortgage loan has an interest rate of 3.94%, and the loan represents a 57% loan-to-value ratio. The collateral pool includes a diversified portfolio of single tenant business essential properties totaling over 1.5 million square feet including three industrial assets and five office assets. The properties’ tenants include such household names as Comcast Cable Holdings, GE Aviation, Westinghouse Electric and others, and the weighted-average remaining lease term exceeds nine years. Key Bank Real Estate Capital represented the borrower on this financing.

“We are pleased to have closed this refinancing with a book lender that was both creative from a structuring perspective and competitive from a pricing standpoint,” said Michael Escalante, Griffin Capital’s Chief Investment Officer. “Allowing for maximum flexibility, such as collateral substitution rights, was an important and differentiating feature of this loan.”

“This refinancing proves out the efficacy of our strategic capital markets plan, whereby we accumulate assets using our line, achieve critical mass and break off a multi-property portfolio we can finance on terms more competitive than we would have otherwise achieved were we to finance the properties on a stand-alone basis,” added Kevin Shields, Griffin Capital’s Chairman and Chief Executive Officer. “Following this term financing, over 75% of the REIT’s portfolio is now financed with long-term, fixed-rate debt, which effectively match funds our asset and liability duration and provides a highly predictable, stable cash flow for our REIT.”

About Griffin Capital Essential Asset REIT and Griffin Capital Corporation

Griffin Capital Essential Asset REIT, Inc., formerly known as Griffin Capital Net Lease REIT, Inc., is a publicly-registered non-traded REIT with a portfolio that currently includes 16 office and industrial distribution properties totaling approximately 3.5 million rentable square feet and total capitalization in excess of $420 million. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $16 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed over 17 million square feet of space since 1996. Griffin Capital and its affiliates currently own and manage a portfolio consisting of over 13.4 million square feet of space, located in 28 states and representing approximately $2.2 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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